THE JPM COMPANY ANNOUNCES CREDIT EXTENSION

     Lewisburg, PA. September 21, 2000. The JPM Company (NASDAQ/NMS:JPMX) successfully concluded its negotiations with its lending group, securing an additional $5 million in credit availability. The lending group, led by First Union National Bank, extended its revolving credit facility from $70 million to $75 million.

     The Company had been operating under a temporary waiver of loan covenants. With the new funds, the banks extended the waiver until December 31, 2000, which is also the termination of the revised credit facility.

     Jack Fitzgibbons, President and Chief Operating Officer, stated "Our entire organization has worked hard to improve materials management and inventory levels over the past few months. With this support from our financial institutions, we hope to establish more favorable trade relations with our suppliers and return to the service levels our customers have rightfully expected from JPM over the years. We genuinely appreciate the patience and support that has been given our company during this difficult time."

     The JPM Company is a leading independent manufacturer of cable assemblies and wire harnesses for original equipment manufacturers and contract manufacturers in the computer, networking and telecommunications sectors of the electronics industry. Headquartered in Lewisburg, PA, JPM also has manufacturing facilities in Beaver Springs, PA; Columbus, OH; San Jose, CA; Guadalajara, Mexico; Toronto and Calgary, Canada; Sao Paulo, Brazil; Leuchtenberg, Germany and Bela, Czech Republic. For further information contact: Kevin Bratton or David Surgala at (570) 524-8248.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. This release may contain forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those forward-looking statements are the results of a review of strategic alternatives for financing and partnership currently being performed by Lehman Brothers, costs associated with integration and administration of acquired operations, costs related to the start-up of new business with new or existing customers, the impact of competitive products and pricing, product demand, the presence of competitors with greater financial resources, availability of additional sources of financing and commercialization risks, capacity and supply constraints or difficulties, delays in product transfers, the results of financing efforts and other factors detailed in the Company's filings with the Securities and Exchange Commission including recent filings of Forms 10-K and 10-Q.